Exhibit 4.1

This FOURTH SUPPLEMENTAL INDENTURE, dated as of June 30, 2011 (this “Fourth Supplemental Indenture”), is made by and between Beckman Coulter, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as successor Trustee (the “Trustee”), under the Indenture referred to herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to the (i) Senior Indenture dated as of April 25, 2001 (the “Base Indenture”) and (ii) the Second Supplemental Indenture, dated as of December 15, 2006 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), under which the Company issued its 2.50% Convertible Senior Notes due 2036 (herein called the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 6, 2011, with Danaher Corporation, a Delaware corporation (“Danaher”), and Djanet Acquisition Corp., which, at the time, was a Delaware corporation and an indirect wholly-owned subsidiary of Danaher (“Purchaser”). Pursuant to the Merger Agreement, on February 15, 2011, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the “Shares”), at a purchase price of $83.50 per Share (the “Offer Price”), on the terms and subject to the conditions set forth in the Merger Agreement and the Offer to Purchase relating to the Offer;

WHEREAS, following the completion of the Offer, Purchaser merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly-owned subsidiary of Danaher;

WHEREAS, upon the Merger, all Shares (other than Shares held by Purchaser, the Company, Danaher, any of their respective subsidiaries and Shares held by dissenting shareholders who properly exercised their appraisal rights under Delaware law) not purchased in the Offer were converted into the right to receive $83.50 per share in cash without interest (the “Merger Consideration”);

WHEREAS, Section 4.05 of the Second Supplemental Indenture provides that in the case of any merger of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock, then the Company shall execute with the Trustee a supplemental indenture providing that the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes by reference to the kind and amount of cash, securities or other property or assets that a holder of a number of Shares equal to the Conversion Rate immediately prior to such merger would have been entitled to receive (the “Merger Consideration”) such that from and after the effective time of the Merger, a Holder will be entitled thereafter to convert its Notes into cash (up to the aggregate principal amount thereof) in an amount equal to the applicable Conversion Rate, as described under Section 4.02(b) of the Second Supplemental Indenture; and

WHEREAS, Section 4.05(a) of the Second Supplemental Indenture provides that the Company and the Trustee may amend the Indenture without the consent of any Holders for the purposes specified therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

EFFECT OF MERGER

SECTION 1.1 Conversion of Notes. In accordance with Section 4.05(b) of the Second Supplemental Indenture, at and after the effective time of the Merger, the Holder of Notes then Outstanding shall have the right, during the period such Notes shall be convertible as specified in Section 4.01 of the Second Supplemental Indenture, to convert such Notes only into the Merger Consideration in cash (without interest) (which for the avoidance of doubt, shall be equal to $1,200.7467 per $1,000 aggregate principal amount of the Notes based on a Conversion Rate of 14.3802, including 0.8189 Additional Shares)

SECTION 1.2 Trustee’s Acceptance. The Trustee hereby accepts this Fourth Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 2

MISCELLANEOUS

SECTION 2.1 Effectiveness of Supplemental Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Base Indenture and Supplemental Indenture Construed Together. Each of the Second Supplemental Indenture and this Fourth Supplemental Indenture is an indenture supplemental to the Base Indenture, and the Base Indenture, the Second Supplemental Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Headings. The Article and Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.8 Benefits of Fourth Supplemental Indenture, etc. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Notes.

SECTION 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10 Counterparts. This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.11 Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

SECTION 2.12 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

SECTION 2.13 Enforceability. Once executed, this Fourth Supplemental Indenture shall be the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

BECKMAN COULTER, INC., as issuer

By:	/s/ Charles P. Slacik
Name:	Charles P. Slacik
Title:	Senior Vice President and Chief Financial Officer

Attest:	/s/ Daniel B. Kim
	By:	Daniel B. Kim
	Title:	Assistant General Counsel and Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Vice President

Attest:	/s/ Michael Tu
	By:	Michael Tu
	Title:	Assistant Vice President